Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Second Quarter Results and Profitability for the Seventh Consecutive Quarter

BOWIE, MD — July 20, 2012 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its second quarter and the six month period ending June 30, 2012.  WSB reports net earnings of $174,000 or $0.02 per basic and diluted share for the three months ended June 30, 2012, compared to net earnings of $321,000 or $0.04 per basic and diluted share for the comparable period of the prior year. WSB reports net earnings for the six month period ending June 30, 2012 of $452,000, or $0.06 per basic and diluted share, compared to net earnings of $556,000, or $0.07 per basic and diluted share, for the six month period ending June 30, 2011.

We are pleased to report positive earnings for the seventh consecutive quarter. This has been accomplished by lowering non-interest expenses during the past two years and being able to maintain such lower level of non-interest expenses. Non-interest expense decreased 2% for the three month period ending June 30, 2012, as compared to the same period last year, primarily as a result of decreases in FDIC insurance premiums and professional services. Non-interest expense also decreased 4% for the six months ending June 30, 2012, as compared to the same period last year. This decrease was primarily a result of reduced salaries and benefits due to the reduction in the number of loan originators needed to meet the current loan demand and a reduction in professional service expense. As we continue to experience low loan demand levels there has been a decrease in our total loans held-for-investments portfolio which has contributed to our interest income decreasing by 13% and 12%, respectively, for the three and six months ending June 30, 2012. This decrease was partially offset by decreases in our interest expense of 21% and 20%, respectively, for the three and six months ending June 30, 2012.  This decrease in interest expense during the three and six month periods ended June 30, 2012 is the result of continued efforts to reduce our higher cost liabilities.

These efforts have allowed the Bank to maintain profitable in recent quarters despite the increasing pressure on Bank margins caused by the Federal Reserve policies and the significant slowdown in loan demand resulting from the stresses in the economy.

The Bank remains well in excess of the regulatory levels for being “well capitalized” and continues to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $374 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,
	2012	2011	% Change
Interest Income	$4,002,000	$4,616,000	(13)%
Interest Expense	$1,213,000	$1,532,000	(21)%
Net Interest Income	$2,789,000	$3,084,000	(10)%
Non-Interest Income	$872,000	$963,000	(9)%
Non-Interest Expenses	$3,413,000	$3,489,000	(2)%
Provision for Loan Losses	$0	$100,000	100%
Net Earnings/(Loss)	$174,000	$321,000	(46)%
Basic Earnings/(Loss) Per Share	$0.02	$0.04	(50)%
Diluted Earnings/(Loss) Per Share	$0.02	$0.04	(50)%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,995,232	7,993,683	0%
Average Diluted Shares Outstanding	7,995,232	7,994,742	0%

	Six Months Ended June 30,
	2012	2011	% Change
Interest income	$8,191,000	$9,278,000	(12)%
Interest expense	2,519,000	3,167,000	(20)
Net interest income	5,672,000	6,111,000	(7)
Non-interest income	1,854,000	1,910,000	(3)
Non-interest expenses	6,859,000	7,178,000	(4)
Provision for Loan Losses	0	100,000	100
Net Earnings	452,000	556,000	(19)
Basic Earnings Per Share	0.06	0.07	(14)
Diluted Earnings Per Share	0.06	0.07	(14)
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	7,995,232	7,980,207	0
Average Diluted Shares Outstanding	7,995,232	7,981,065	0
Return on average assets	0.24%	0.28%	(14)
Return on average equity	1.65%	2.11%	(22)

	As of
	June 30, 2012	December 31, 2011	% Change
Total Assets	$373,647,000	$384,961,000	(3)%
Total loans held-for-investment	189,818,000	211,478,000	(10)
Total non performing loans to total loans held for investment	6.23%	6.07%	3
Allowance as a percentage of total gross loans held-for-investment	1.87%	2.90%	(36)
Total non-performing loans to total assets	3.17%	3.33%	(5)
Total non-performing assets to total assets	4.56%	4.59%	(1)
Deposits and borrowings	315,938,000	329,051,000	(4)
Total stockholders’ equity	55,139,000	54,273,000	2
Book value per share	$6.90	$6.79	2

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of June 30, 2012:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$44,182,081	21.70%	$12,217,518	6.00%	$31,964,563	15.70%
Total capital (to risk weighted assets)	46,739,795	22.95%	20,362,530	10.00%	26,377,265	12.95%
Core capital (leverage) (to tangible assets)	44,197,512	12.15%	18,185,701	5.00%	26,011,811	7.15%